Exhibit 10.12

OPTIONS MEDIA GROUP HOLDINGS, INC.
123 NW 13th Street, Suite 300
Boca Raton, FL 33432
Facsimile: (561) 892-2618

August 11, 2010

Mr. Scott Frohman
123 NW 13th Street, Suite 300
Boca Raton, FL 33432

Re:           Series C Preferred Stock

Dear Scott:

This letter (this “Agreement”) shall set forth our agreement with respect to the cancellation of the 70,000,000 stock options granted to you on April 20, 2010 by Options Media Group Holdings, Inc., a Nevada corporation (the “Company”), in exchange for the Company issuing you 675 shares of Series C Preferred Stock of the Company, which shall be restricted and shall be subject to the following vesting schedule:

(i)            39 shares of Series C Preferred Stock of the Company for each 100,000 software licenses that are sold by PG Acquisition Corp, Inc., a Florida corporation and wholly owned subsidiary of the Company (“Phoneguard”), or its reseller(s) pursuant to that certain sublicense agreement of even date herewith by and between Phoneguard and Cellular Spyware, Inc., a Nevada corporation (the “Sublicense Agreement”), not to exceed an aggregate of 1,000,000 software licenses.

              (ii)           193 shares of Series C Preferred Stock of the Company upon the aggregate sales of 1,000,000 software licenses by Phoneguard or its reseller(s) pursuant to the Sublicense Agreement.

 (iii)            77 shares of Series C Preferred Stock of the Company for each 100,000 software licenses that are sold by Phoneguard or its reseller(s) pursuant to the Sublicense Agreement over 1,000,000 software licenses.

To the extent that any and/or a partial amount of remaining shares are not fully vested within five (5) years following the date of this letter agreement or the earlier termination of your employment with the Company, such unvested shares shall be cancelled.

Any shares of common stock of the Company received through a conversion of the Series C Preferred Stock of the Company shall be subject to the above vesting schedule; provided, however, the number of shares shall be appropriately adjusted to reflect the applicable conversion formula.

By signing below, you hereby agree in writing to be bound by the terms of this Agreement.

Yours very truly,

/s/ Steve Stowell

Steve Stowell
Chief Financial Officer
AGREED AND ACCEPTED:

/s/ Scott Frohman
Scott Frohman